Exhibit 28(h)(xxiii)
AMENDMENT TO
WEBSITE SERVICES AGREEMENT
          AMENDMENT made as of the 1st day of October, 2009, among PERFORMANCE FUNDS TRUST, a Delaware statutory trust (the “Company”), CITI FUND SERVICES OHIO, INC., an Ohio corporation, formerly known as BISYS Fund Services Ohio, Inc. (“Citi”), and Trustmark Investment Advisors (the “Manager”) to the Website Services Agreement dated July 1, 2004, among the Company, Citi and the Manager (as previously amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.
          WHEREAS, the parties wish to enter into this Amendment to the Agreement to include additional terms related to summary prospectuses;
          NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the Company and Citi hereby agree as follows:
     1. Amendments.
(a) The following is added to the end of the Maintenance Section on Schedule A to the Agreement:
“Summary Prospectus. Notwithstanding Section 3.4, Citi agrees that the Company or the Manager may use a third party to provide Hypertext Links in order to comply with applicable law concerning summary prospectuses. All references herein to a “Prospectus” shall mean the statutory prospectus and not the summary prospectus unless specifically stated otherwise. Citi’s responsibilities with respect to summary prospectuses shall be limited to the following:
1. Post as soon as reasonably practicable a downtime notice in the event the landing page for the summary prospectus, statutory prospectus, statement of additional information and Financial Reports (as hereinafter defined) or the website becomes unavailable (either due to scheduled or unscheduled downtime).
2. Maintain and make available records of maintenance of the landing page and website downtime.
3. Provide at the request of the Company contact information of Citi personnel responsible for website maintenance to such third party website service providers approved by the Fund.
4. Distribute a .pdf or other file which meets the file type requirements of Rule 498 under the Securities Act of 1933, as amended, of each current summary prospectus, statutory prospectus and statement of additional information, and the most recent annual and semi-

annual reports to shareholders (“Financial Reports”) filed by the Company with the SEC to the Company’s fulfillment vendor.”
     2. Representations and Warranties.
(a) The Company represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board, and (iii) that the Board has approved this Amendment.
(b) Citi and the Manager each represents that it has full power and authority to enter into and perform this Amendment.
     3. Miscellaneous.
(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.
(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.
(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.
(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

          IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST

By:	/s/ Teresa F. Thornhill
Name:	Teresa F. Thornhill
Title:	President

CITI FUND SERVICES OHIO. INC.

By:	/s/Fred Naddaff
Name:	Fred Naddaff
Title:	President

TRUSTMARK INVESTMENT ADVISORS

By:	/s/ Doug Ralston
Name:	Doug Ralston
Title:	President